EXHIBIT 5.1

GERSTEN SAVAGE LLP	600 LEXINGTON AVENUE NEW YORK NY 10022-6018 T: 212-752-9700 F: 212-980-5192 INFO@GERSTENSAVAGE.COM

October 25 , 2011

Prime Time Travel, Inc.
809 Heavenly Lane,
Cincinnati, OH 45238

Re: Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel for Prime Time Travel, Inc., a Delaware corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1/A, Amendment No.  4 (the “Registration Statement”) covering an aggregate of 2,000,000 shares of the Company's common stock, $0.05 per share (the “Shares”), with an aggregate maximum offering price of $100,000 to be resold by certain selling stockholders named therein (the “Selling Stockholders”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company; (b) By-laws of the Company, as amended to date; (c) a copy of certain resolutions of the Company; and (d) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement and that the Shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Delaware.

We hereby consent to the use of firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation."

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term "expert" as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

By:	/s/ Gersten Savage LLP
Gersten Savage LLP